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EXHIBIT 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration
Statements:

(1) Registration Statement (Form S-3 No. 333-124628, as amended) of Pinnacle Airlines Corp., and

(2) Registration Statements (Form S-8 Nos. 333-124625 and 333-113453) pertaining to the 2003 Savings Plan of Pinnacle Airlines Corp.;

of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Pinnacle Airlines Corp., Pinnacle Airlines Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pinnacle Airlines Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

                                                     /s/ ERNST & YOUNG LLP

Memphis, Tennessee
March 1, 2006